POWER OF ATTORNEY



The undersigned, being a person required to file a statement under section 16(a) of the Securities Act of 1934
(the "1934 Act") and/or Section 30(h) of the Investment Company Act of 1940 (the "1940 Act") with respect to The High Yield Plus Fund, Inc. and The High Yield Income Fund, Inc., Maryland corporations, does hereby appoint Deborah A.Docs, Andrew R. French and Jonathan D. Shain and each of them, as her attorney-in-fact to execute and deliver statements on Form 3, Form 4, and Form 5 as required by the 1934 Act and 1940 Act to take such other actions as such attorney-in-fact may deem necessary or appropriate in connection with such statements, hereby confirming and ratifying all actions that such attorney-in-fact has taken or may take in reliance hereon.

IN WITNESS WHEREOF, the undersigned has duly executed this power of attorney on the 16th day of June 2008.


/s/Theresa C. Thompson
Theresa C. Thompson